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                                                                    Exhibit 4.11

CONTROL No. _________________________     Number of Rights ____________________


         VOID IF NOT RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M.
                    NEW YORK CITY TIME ON _____________, 2002

                            Harken Energy Corporation
                      Subscription Rights for Common Stock

Dear Rights Holder:

     As the registered owner of this Subscription Certificate, you are the owner of the number of subscription rights shown above. Each subscription right entitles you to subscribe for shares of common stock, par value $0.01 per share, of Harken Energy Corporation (the "Company"). Each subscription right will entitle the holder to purchase the number of shares of our common stock equal to $10 million, divided by the Subscription Price, divided by ______________, the number of shares of common stock outstanding plus the number of shares of common stock issuable upon conversion of the Series G1 preferred stock, and Series G2 preferred stock, on the record date (the "Subscription Right"). The Subscription Price for the subscription rights will equal 70% of the current market price of the common stock. The Company will determine the current market price of the common stock by averaging the closing price of the common stock on the American Stock Exchange for the five (5) trading days immediately preceding the commencement of the offering, except the current market price will be no greater than $0.50 per share or less than $0.15 per share. The other terms and conditions of these Subscription Rights are set forth in the enclosed Prospectus.

     You have been issued one subscription right for each share of common stock that you held on ______________, 2002 and one subscription right for each share of common stock issuable upon the conversion of the Series G1 preferred stock and the Series G2 preferred stock that you held on ______________, 2002.

                 THESE SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE

     You have three choices:

     1. You can subscribe for the Subscription Right for each subscription right that you received, as listed at the top of the page;

     2. You can subscribe for less than one share of common stock for each subscription right that you received, as listed above and allow the rest of your subscription rights to expire; or

     3. If you do not want to purchase any additional shares, you can disregard this material.

To subscribe, full payment of the subscription price is required for each share of common stock. You must complete the reverse side of this form to subscribe for new shares.

ATTEST:                                      HARKEN ENERGY CORPORATION


By: _____________________________            By: ______________________________

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                                                      Control No._______________
                                                      Account No._______________
                                                      No. of Rights:____________
                                                      CUSIP No.:________________


                  DELIVERY OPTIONS FOR SUBSCRIPTION CERTIFICATE

                  By mail, by hand or by overnight courier to:
                     American Stock Transfer & Trust Company
                             Attention: Rights Agent
                                 59 Maiden Lane
                              New York, N.Y. 10038
                                 (718) 921-8237

 Delivery to an address other than the address listed above will not constitute valid delivery. Delivery by facsimile will not constitute valid delivery.

                Please print all information clearly and legibly.

________________________________________________________________________________
 If you wish to subscribe for your full subscription right or a portion thereof:

       I apply for _____________ shares x $_________ = $_________________
               (No. of new shares)                      (Amount enclosed)

________________________________________________________________________________

  To subscribe. I acknowledge that I have received the Prospectus for this offer and I hereby irrevocably subscribe for the number of shares indicated above on the terms and conditions specified in the Prospectus. I hereby agree that if I fail to pay for the shares of common stock for which I have subscribed, the Company may exercise its legal remedies against me.


Signature(s) of Subscriber(s):

_______________________________________

Please give your telephone number:

(  ) __________________________________


Address for delivery of shares if other than shown on front:

_______________________________________

_______________________________________
If permanent change of address, check here 9.


Important: The signature(s) must correspond in every particular, without alteration, with the name(s) as printed on the reverse of this Subscription Certificate.

You must have your signature guaranteed if you wish to have your shares delivered to an address other than that shown on the front. Your signature must be guaranteed by: (a) a commercial bank or trust company, (b) a member firm of a domestic stock exchange, or (c) a credit union.

Signature Guaranteed:

_______________________________________
        (Name of Bank or Firm)


By: ___________________________________
         (Signature of Officer)

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                          Method of Payment (Check One)

     . Uncertified personal check, payable to American Stock Transfer & Trust Company as Subscription Agent for the Company. Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, subscription rights holders who wish to pay the purchase price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure that such payment is received and clears by the expiration date, and are urged to consider payment by means of a certified or bank check, money order or wire transfer of immediately available funds.

     . Certified check or bank check drawn on a U.S. bank or money order, payable to American Stock Transfer & Trust Company as Subscription Agent for the Company.

     . Wire transfer directed to the account maintained by American Stock Transfer & Trust Company at

                  Chase Manhattan Bank,
                  [Address]
                  ABA #021000021,
                  Credit Account No. ____________________________
                  Account Name:      American Stock Transfer & Trust Company
                                     Escrow Agent

If the amount enclosed or transmitted is not sufficient to pay the purchase price for all shares of common stock that are stated to be subscribed for, or if the number of shares of common stock being subscribed for is not specified, the number of shares of common stock subscribed for will be assumed to be the maximum number that could be subscribed for upon payment of such amount. If the amount enclosed or transmitted exceeds the purchase price for all shares of common stock that the undersigned has the right to subscribe for (such excess amount, the "Subscription Excess"), the Subscription Agent shall return the Subscription Excess to the subscriber without interest or deduction.

Stock certificates for the shares subscribed to pursuant to the rights offering will be delivered as soon as practicable after the expiration date. Any refund in connection with your subscription will be delivered as soon as practicable thereafter.

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